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EXHIBIT 100

                             FOR IMMEDIATE RELEASE

                                LEANNE REYNOLDS              LISA VAN VELTHUYZEN

                                     (323)869-7607                 (323)869-7608

                            SMART & FINAL ANNOUNCES

                             THE RETIREMENT OF CEO

                             DR. ROBERT J. EMMONS


     Company Appoints Ross E. Roeder Chairman and Chief Executive Officer

     LOS ANGELES, CALIF., DECEMBER 1, 1998 -- Dr. Robert J. Emmons, 64, chairman and chief executive officer of Smart & Final Inc. (NYSE-SMF) announced today his intention to retire in January of 1999. Emmons, who originally served as chief executive officer from April 1984 through December 1993, reassumed the position in January of this year.

     Emmons stated, "When I returned to the position of chief executive officer in January, we had a number of objectives which we hoped to accomplish. With the return to profitability, repositioning of our stores, restructuring of our bank debt, acquisition of United Grocers Cash & Carry stores, construction of our new state-of-the-art distribution center and relocation of our corporate offices, we have accomplished those objectives."

     Replacing Emmons in January of next year will be Ross E. Roeder, 60, a long time director of Smart & Final Inc. and food industry executive. Roeder, is a former executive vice president and chief operating officer of Denny's Inc., a national restaurant chain, and served as chief executive officer of Fotomat. Most recently, he served as chairman of the publishing company, Morgan Kaufmann, and managing director of the marketing consulting company, Marketing Designs & Research.

     Emmons commented, "For twenty-one years, Ross Roeder has played an important role in the growth and development of our Company. Ross' experience, both in foodservice distribution and multi-unit operations, uniquely qualifies him to lead our Company and to achieve its long term potential. We are indeed fortunate to have him as our new chief executive officer."

          Mr. Roeder, who holds a Bachelor of Science degree from Michigan State University, and a Master of Business Administration from University of California, Los Angeles, stated, "I am very excited to assume the chief executive officer position at Smart & Final. Bob Emmons has done an exceptional job of positioning the Company for the future. I am confident that we can make our vision a reality during the decade ahead." Roeder will be relocating to Los Angeles from his home in St. Petersburg, Florida.

          Smart & Final operates 214 grocery warehouse stores in California, Arizona, Nevada, Washington, Oregon, Idaho, Florida and Mexico, and two foodservice distributors located in Northern California and Florida. For 1997, Smart & Final reported sales of $1.45 billion. For additional Company information, visit our Website at www.smartandfinal.com.
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